NEWS RELEASE

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Meghan Cox	Kevin Lewis
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Corporate Communications	Investor Relations
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FOR IMMEDIATE RELEASE
U. S. STEEL ANNOUNCES
STATE-OF-THE-ART STEELMAKING TECHNOLOGY INVESTMENT AT
MON VALLEY WORKS
PITTSBURGH May 2, 2019– United States Steel Corporation (NYSE: X) announced today it will invest more than $1 billion to construct a new sustainable endless casting and rolling facility at its Edgar Thomson Plant in Braddock, Pa., and a cogeneration facility at its Clairton Plant in Clairton, Pa., both part of the company’s Mon Valley Works. The cutting-edge endless casting and rolling technology combines thin slab casting and hot rolled band production into one continuous process and will make Mon Valley Works the first facility of this type in the United States, and one of only a handful in the world.
“This is a truly transformational investment for U. S. Steel.  We are combining our integrated steelmaking process with industry-leading endless casting and rolling to reinvest in steelmaking and secure the future for a new generation of steelworkers in Western Pennsylvania and the Mon Valley,” said David B. Burritt, President and Chief Executive Officer of U. S. Steel. “U. S. Steel’s investment in leading technology and advanced manufacturing aligns with our vision to be the industry leader in delivering high-quality, value-added products and innovative solutions that address our customers’ most challenging steel needs for the future. We believe that adding sustainable steel technology to our footprint will create long-term value for our employees, our region, our customers and our investors.”

©2019 U. S. Steel. All Rights Reserved	www.ussteel.com	United States Steel Corporation

NEWS RELEASE

The installation of endless casting and rolling technology will give U. S. Steel a world-class asset that will improve the quality and attributes of its downstream products for customers in appliance, construction and industrial markets. With this investment, Mon Valley Works will become the principal source of substrate for the production of the company’s industry-leading XG3™ Advanced High Strength Steel (AHSS) that assists automotive customers in meeting fuel efficiency standards. This project, in addition to producing sustainable AHSS, will improve environmental performance, energy conservation and reduce our carbon footprint associated with Mon Valley Works. First coil production is expected in 2022, contingent upon permitting and construction.
With this investment, U. S. Steel continues its more than a century-long commitment to innovative steelmaking in Pennsylvania. The technology will allow for optimization of the Mon Valley Works and other U. S. Steel facilities without increasing the company’s overall steelmaking capacity. The new endless casting and rolling facility will replace the existing traditional slab caster and hot strip mill facilities at the Mon Valley Works. Current and future employees will enhance their skills with more advanced manufacturing to operate and maintain the new facility through training programs developed in partnership with local universities.
As part of the project, U. S. Steel will also include construction of a new cogeneration facility, equipped with state-of-the-art emissions control systems at its Clairton Plant, to convert a portion of the coke oven gas generated at its Clairton Plant into electricity to power the steelmaking and finishing facilities throughout U. S. Steel’s Mon Valley operations.
Once completed, the new advanced steelmaking technology and state-of-the-art cogeneration facilities will incorporate the best available control technologies. Based upon current design and engineering data that is accompanying our air permit applications, we expect that the project will result in significant improvements in emissions compared to the existing facilities to be replaced, including reductions in emissions of Particulate Matter (PM) of approximately 60%, PM10 and PM2.5 of approximately 35%, sulfur dioxide of approximately 50%, and nitrogen oxides of approximately 80%. The project exemplifies our continued commitment to conserve resources and improve air quality in the Mon Valley.
Additional details on the investment, including an investor presentation, can be found at http://www.ussteel.com/MonValleyInvestment.

©2019 U. S. Steel. All Rights Reserved	www.ussteel.com	United States Steel Corporation

NEWS RELEASE

FORWARD LOOKING STATEMENTS
This press release contains information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections.  Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “will” and similar expressions or by using future dates in connection with any discussion of, among other things, operating and environmental performance, trends, events or developments that we expect or anticipate will occur in the future, and statements expressing general views about future operating results.  However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.  Forward-looking statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control.  Such forward looking statements are not guarantees of future performance. Management believes that these forward-looking statements are reasonable as of the time made.  However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made.  Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections.  These risks and uncertainties include, but are not limited to the risks and uncertainties described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, and those described from time to time in our future reports filed with the Securities and Exchange Commission.
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2019-013
United States Steel Corporation, headquartered in Pittsburgh, Pa., is a leading integrated steel producer and Fortune 250 company with major operations in the United States and Central Europe. For more information about U. S. Steel, please visit www.ussteel.com.

©2019 U. S. Steel. All Rights Reserved	www.ussteel.com	United States Steel Corporation